Exhibit 99.1

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF
DOGWOOD THERAPEUTICS, INC.

The undersigned, being all members of the Board of Directors (the “Board”) of Dogwood Therapeutics, Inc., a Delaware corporation (the “Corporation”), acting by written consent in lieu of a special meeting, pursuant to Section 141(f) of the Delaware General Corporation Law (“DGCL”), as amended, permitting such action to be taken, hereby consent to, adopt and approve the following resolutions as of May 8, 2025 and direct that an executed copy of this Unanimous Written Consent of the Board (this “Written Consent”) be filed with the minutes of the proceedings of the Board:

Ratification Resolutions

WHEREAS, the Board has been advised that upon a review of the Corporation’s records, it was determined that there are certain authorization defects that create uncertainty with respect to certain prior acts taken by the Corporation;

WHEREAS, Section 204 of the DGCL provides that no “defective corporate act” shall be void or voidable solely as a result of a “failure of authorization” (as used herein, in each case, as such terms are defined in subsection (h) of Section 204 of the DGCL (“Section 204”)) if ratified as provided in Section 204;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to adopt the following resolutions in order to ratify the defective corporate acts and putative stock issuance set forth below, in each case pursuant to Section 204 and applicable common law;

WHEREAS, on October 7, 2024, the Corporation entered into the Share Exchange Agreement with Sealbond Limited, pursuant to which the Corporation acquired 100% of the issued and outstanding common shares of Pharmagesic (Holdings) Inc. in exchange for, among other things, the issuance by the Corporation to Sealbond Limited of 2,108.3854 shares of the Corporation’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock” and such transaction, the “Combination”);

WHEREAS, in connection with the Combination, the Corporation issued 105.4190 shares of Series A Preferred Stock to its financial advisor;

WHEREAS, in connection with the Combination, the Corporation agreed that it would pay to holders of the Series A Preferred Stock a payment-in-kind dividend at a rate equal to five percent (5.0%) per annum payable in shares of Series A Preferred Stock by April 7 (such issuance, the “Dividend”) and that the obligation to pay the Dividend would be reflected in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”).

WHEREAS, on October 4, 2024, the Board approved the Combination along with, among other things, a form of Certificate of Designation providing for the designation of 2,213.8044 shares of Series A Preferred Stock and fixing the voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, of the shares of Series A Preferred Stock, including the Corporation’s obligation to pay the Dividend.

WHEREAS, on October 7, 2024, the Corporation filed the Certificate of Designation with the Secretary of State of the State of Delaware (“Secretary”) and issued 2,213.8044 shares of Series A Preferred Stock.

WHEREAS, on April 7, 2025, the Corporation issued 55.3450 shares of Series A Preferred Stock (the “Dividend Shares”) to the holders of the shares of Series A Preferred Stock in respect of the Dividend.

WHEREAS, the Board has determined that the Corporation had sufficient surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL to make the Dividend in accordance with Section 170(a) of the DGCL, as of each of October 7, 2024 and April 7, 2025.

WHEREAS, the Board has determined that its approval of the Combination failed to include due authorization of the issuance of the Dividend Shares and that the Certificate of Designation as approved by the Board and filed with the Secretary designated fewer shares of Series A Preferred Stock than required to pay the Dividend and issue the Dividend Shares as contemplated by the Board.

WHEREAS, in consultation with counsel, the Board has determined that (i) issuance of the Dividend Shares may constitute a defective corporate act due to the failure to have been duly authorized and/or documented in the manner required by Sections 152, 153, 157 and 170 of the DGCL, as applicable, and the failure of the Certificate of Designation to have authorized a sufficient number of shares of Series A Preferred Stock and (ii) as a result, the Dividend Shares may be “putative stock” (as used herein, as such term is defined in Section 204(h) of the DGCL);

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders, pursuant to and in accordance with Section 204 and applicable common law, (i) to ratify the Dividend and issuance of putative stock related thereto and, in connection therewith, to approve the filing of a certificate of validation in the form prescribed by Section 204 of the DGCL in respect thereof (the “Certificate of Validation”), each pursuant to and in accordance with Section 204 of the DGCL, and (ii) to provide notice of the ratification of the defective corporate acts and putative stock set forth herein;

WHEREAS, pursuant to Section 204(c) of the DGCL, the Corporation is not required to submit the ratification to the stockholders for approval; and

WHEREAS, pursuant to Section 204(g) of the DGCL, the Corporation is required to give prompt notice of the ratification to all holders of valid stock in accordance with such section, as of a date within 60 days of the adoption of these resolutions, which notice will be deemed to have been given if disclosed in a document publicly filed by the Corporation with the Securities and Exchange Commission (the "SEC") pursuant to §13, §14, or §15(d) of the Securities Exchange Act of 1934 (such notice, the "Notice").

NOW THEREFORE, BE IT RESOLVED, that the Dividend and the issuance of the putative stock related thereto are the defective corporate acts to be ratified hereby; and be it

FURTHER RESOLVED, that an amount equal to the aggregate par value of the Dividend Shares be, and hereby is, directed to declared as capital in accordance with Section 173 of the DGCL; and be it

FURTHER RESOLVED, that the date of authorization of the Dividend be, and hereby is, October 4, 2024; and be it

FURTHER RESOLVED, that the date of issuance and the number of Dividend Shares issued on such dates are set forth in the below table:

Date of Issuance	Number of Dividend Shares
April 7, 2025	55.3450

; and be it

 FURTHER RESOLVED, that the nature of the failure of authorization in respect of the Dividend is (i) the failure of the Board to authorize the Dividend and the issuance of the Dividend shares related thereto in accordance with Sections 152, 153, 157 and 170 of the DGCL, as applicable and (ii) the failure of the Certificate of Designation to have designated a sufficient number of shares of Series A Preferred Stock; and be it

FURTHER RESOLVED, that, pursuant to and in accordance with Section 204 and applicable common law, the ratification of the Dividend be, and hereby is, approved, adopted and confirmed in all respects and the Dividend Shares issued thereunder are authorized, ratified and approved in all respects; and be it

FURTHER RESOLVED, that the Board hereby approves the execution and filing with the Secretary of State of the State of Delaware a certificate of validation in the form attached hereto as Exhibit A; and be it

FURTHER RESOLVED, that the Chief Executive Officer and the Chief Financial Officer (collectively, the “Authorized Officers”) of the Corporation be, and each of them acting alone, hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to execute and file, or cause to be filed, with the Secretary, the Certificate of Validation; and be it

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them acting alone, hereby is, authorized, empowered and directed to deliver to the stockholders of the Corporation a Notice disclosing the ratification; and be it

General Authority and Ratification

 RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf and in the name of the Corporation, to prepare or cause to be prepared and to execute, deliver, verify, acknowledge, file or record any documents, instruments, certificates, statements, papers, or any amendments thereto, as may be deemed necessary or advisable in order to effectuate the transactions contemplated by the foregoing resolutions, and to take such further steps and do all such further acts or things as shall be necessary or desirable to carry out the transactions contemplated by the foregoing resolutions; and be it

RESOLVED FURTHER, that the authority and power given hereunder be deemed retroactive and any and all acts authorized hereunder performed prior to the passage of these resolutions, are hereby ratified and approved; and be it

RESOLVED FURTHER, that this Written Consent of the Board may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Written Consent of the Board shall be filed with the minutes of the proceedings of the Board; and be it

IN WITNESS WHEREOF, the undersigned, being each and every member of the Board, do hereby consent to the foregoing action on the dates set forth below.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of May 8, 2025.

/s/ Greg Duncan

Greg Duncan

/s/ Abel De La Rosa

Abel De La Rosa, Ph.D.

/s/ David Keefer

David Keefer

/s/ John C. Thomas, Jr.

John C. Thomas, Jr.

/s/ Melvin Toh, MD

Melvin Toh, M.B.B.S.

/s/ Richard J. Whitley, MD

Richard J. Whitley, MD

/s/ Alan Yu

Alan Yu

Exhibit A

Certificate of Validation